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                                                                     EXHIBIT 4.3

                                CONVERTIBLE NOTE

THIS NOTE AND THE COMMON STOCK INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS THAT TERM IN IS DEFINED IN REGULATION S UNDER THE ACT), UNLESS THEY ARE REGISTERED UNDER THE ACT AND UNDER THE LAWS OF THE STATES WHERE EACH SALE IS MADE, OR AN EXEMPTION FROM REGISTRATION REQUIREMENTS IS AVAILABLE IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.

         FOR VALUE RECEIVED, OmniComm Systems, Inc., a Florida corporation (hereinafter called "Borrower"), hereby promises to pay to _____________(the "Holder") or order without demand, the sum of _________, with interest accruing at an annual rate of ten percent (10%), on June 30, 2004 (the "Maturity Date"), as such date may be extended by agreement of the parties hereto. This Convertible Note is issued pursuant to a subscription agreement by and between the Borrower and the Holder dated the date hereof (the "Subscription Agreement") the terms and conditions of which are hereby incorporated herein by this reference.

         The following terms shall apply to this Note:

                                    ARTICLE I
                           DEFAULT REALTED PROVISIONS

         1.1 PAYMENT GRACE PERIOD. The Borrower shall have a thirty (30) day grace period to pay any monetary amounts due under this Note.

         1.2 CONVERSION PRIVILEGES. The Conversion Privileges set forth in
Article II shall remain in full force and effect from the date of this Note until the Note principal and accrued interest is paid in full.

         1.3 INTEREST RATE. Borrower shall pay interest on the outstanding principal amount of the Note (a) semi-annually on June 30th and December 31st of each year, and if either June 30th or December 31st of any year is not a business day then on the next succeeding business day (an "Interest Payment Date"), at a rate of 10% per annum or (b) at the option of the Holder made in writing to the Borrower at least 30 days prior to an Interest Payment Date, to be carried forward as accrued interest on the Note and paid on the next Interest Payment Date unless further deferred and, if there is no next Interest Payment Date, paid at the Maturity Date, accelerated or otherwise, at the annual rate of 10% per annum together with such principal payment.

         1.4 INTEREST RATE ADJUSTMENT. In the event 50% of the cumulative Holder or Holders demand registration pursuant to such registration rights as set in the Subscription Agreement and the registration statement is not declared effective within 90 days after the date of notice of demand, then the interest rate on the Convertible Note beginning on the next quarter following expiration of the 90 day period, shall be increased to 15%, and shall remain at 15% until said registration statement is effective, at which time the interest rate shall revert back to 10%.


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                                   ARTICLE II
                                CONVERSION RIGHTS

         2.1 The Holder shall have the right to convert the principal amount and accrued and unpaid interest due under this Note into shares of the Borrower's Common Stock as set forth below.

                  (a) RIGHT TO CONVERT. The holder of a Convertible Note may, at any time, without the payment of any additional consideration therefore, convert the then outstanding principal amount into that number of fully paid and nonassessable shares of common stock, $.001 par value, of the Corporation (the "Shares") as is determined by dividing the then outstanding principal amount by $1.25 ("Conversion Price").

                  (b) MECHANICS OF CONVERSION. No fractional Shares shall be issued upon conversion of the Convertible Note. If upon conversion of a Convertible Note held by a registered holder, such registered holder would, but for the provisions of this Section 2(b), receive a fraction of a Share, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price. Before any holder of Convertible Notes shall be entitled to convert the same into full Shares, such holder shall surrender the Convertible Note or Convertible Notes therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Convertible Note, and shall give written notice by facsimile or otherwise (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of its nominees in which such holder wishes the certificate or certificates for Shares to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the Conversion Notice, issue and deliver or cause to be issued and delivered to such holder of a Convertible Note, or to its nominee or nominees, a certificate or certificates for the number of Shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Corporation receives the Conversion Notice by facsimile or otherwise, and the person or persons entitled to receive the Shares upon conversion shall be treated for all purposes as the record holder or holders of such Shares on such date.

                  (c) NOTICES OF RECORD DATE. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any classification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of a Convertible Note at least twenty (20) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of common stock (or other securities) shall be entitled to exchange their Shares(or other securities) for securities or other property deliverable upon such reorganization, transfer, consolidation, merger, dissolution or winding up.

                  (d) STOCK DIVIDENDS; STOCK SPLITS; ETC. In the event that the Corporation shall (i) take a record of holders of shares of the common stock for the purpose of determining the holders entitled to receive dividends payable in shares of common stock, (ii) subdivide the outstanding shares of common stock,
(iii) combine the outstanding Shares into smaller number of shares or (iv) issue, by reclassification of the common stock, any other securities of the Corporation, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon conversion of a Convertible Note then outstanding the number of Shares into which such Convertible Note are convertible after the happening of any of the events described in clauses (i) through (iv) above shall be the number of such Shares into which such shares would have been converted if so converted immediately after the happening of such event or any record date with respect thereto.



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                  (e) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued common stock such numbers of Shares as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Convertible Note. In the event there are insufficient shares to effect a conversion, the Corporation shall increase the number of authorized shares to effect conversion. In the event shareholder approval is required to increase the authorized shares, the holder shall be entitled to vote with the holders of the common stock, as a single class, where each Convertible Note shall be entitled to that number of votes to which it would be entitled had all of the Convertible Note had been converted into Shares were notice of conversion given on the date of such vote. No sale or disposition of all or substantially all of the Corporation's assets shall take place without the approval of the holders of the Convertible Note, voting as a single class.

                  (f) VOTING RIGHTS OF CONVERTIBLE NOTE HOLDERS. Except as provided for in Section 2(e), the holders of a Convertible Note shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

                  (g) RANKING. The Convertible Note shall rank senior to any other class of capital stock of the Corporation now or hereafter issued as to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Corporation.

                                   ARTICLE III
                                   PREPAYMENT

         3.1 PREPAYMENT AT THE OPTION OF THE BORROWER. The principal amount outstanding on the Note, and all interest accrued thereon, may be prepaid by the Borrower, in whole but not in part; provided, that written notice is delivered to the Holder not more than sixty (60) days nor less than thirty (30) days prior to the applicable prepayment date. Holder may exercise any rights or options it may nave hereunder up until any such prepayment is made.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

         4.1 The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums or principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment of notice, or grace period, all of which hereby are expressly waived, except as set forth below:
                  (a) FAILURE TO PAY PRINCIPAL OR INTEREST. The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

                  (b) BREACH OF COVENANT. The Borrower breaches any covenant or other term or condition of this Note and such breach continues for a period of ten (10) days after written notice to the Borrower from the Holder.

                  (c) BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

                  (d) RECEIVER OR TRUSTEE. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.


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                  (e) JUDGMENTS. Any money judgment, writ or similar process shall be entered or filed against Borrower or any of its property or other assets for more than $25,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days.

                  (f) BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceeding or other proceedings for relief under any bankruptcy law or any law for the relied of debtors shall be instituted by or against the Borrower.

                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 FAILURE OR INDULGENCY NOT WAIVER. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedied existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         5.2 NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served and shall be deemed to be delivered upon receipt or shall be deemed to have been given three (3) days after being deposited in the United States mail, certified, registered, with postage pre-paid and properly addressed or on receipt, or sent by fax transmission (with the original sent by certified or registered mail or by overnight courier) and shall be deemed to have been delivered on the day telecopied. Both Holder and Borrower may change the addresses and fax number for service of written or fax notice to the other as herein provided.

         5.3 AMENDMENT PROVISIONS. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or later amended or supplemented, then as so amended or supplemented.

         5.4 ASSIGNABILITY. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

         5.5 COST OF COLLECTION. If default is made in the payment of this Note, Borrower shall pay the Holder hereof costs of collection, including attorney's fees.

         5.6 GOVERNING LAW. This Note shall be governed by the internal laws of the State of Florida, without regard to the principles of conflict of laws.

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed by the undersigned on this 26th day of March, 1999.


OMNICOMM SYSTEMS, INC.



By:
    ---------------------------------
    Peter S. Knezevich, Director
    and Chief Financial Officer


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